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                                                                  Exhibit 15.01


                   LETTER ON UNAUDITED FINANCIAL INFORMATION

September 22, 2000

Xcel Energy Inc.:

We are aware that Xcel Energy Inc. has incorporated by reference in this registation statement and prospectus the New Century Energies, Inc. Form 10-Q's for the quarters ended March 31, 2000 which includes our report dated May 12, 2000 and June 30, 2000 which includes our report dated August 4, 2000 covering the unaudited consolidated condensed interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement and prospectus prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP